Exhibit 10.7

Automatic Transfer Request Form

November 30, 2020

Adress: 2-5-9, Kotobashi, Sumida-Ku, Tokyou, 1300022, Japan

The Company: Yoshitsu Co., Ltd

Name: /s/ Mei Kanayama

Amount: 141,000,000 JPY	Date of Issue: 2020/11/30	Due Date: 2021/5/31
Date of the 1st Repayment: 2020/12/31	Amount (JPY): 23,500,000	Date of the Last Repayment: 2021/5/31	Amount (JPY): 23,500,000
The 2nd Repayment Month: 2021/01	Amount (JPY): 23,500,000	Repayment Period: Until 2021/4/1	Interval：Every month	Amount (JPY): 23,500,000

Special Agreement

Address: 2-5-9, Kotobashi, Sumida-Ku, Tokyo, 1300022, Japan

The Company: Yoshitsu Co., Ltd

Name: /s/ Mei Kanayama

1.	Rate

(1)	The interest rate shall be calculated on a daily basis with an annual rate of 0.350% added to the standard interest rate set forth in (2) of this section, which is 2 bank business days before the borrowing date or the interest rate review date, with 365 days per year.

(2)	The base interest rate is the Japanese yen interest rate announced by the JBA TIBOR operating organization presented on page 17097 on the Reuters screen according to the interest rate period specified in 2 below.

If the relevant page is not displayed for some reason, the interest rate posted on the successor or alternative page of the service will be the base interest rate. However, if the base interest rate is not listed (including the case where the base interest rate is not announced for some reason), the bank will respond according to the period based on the interest rate of the originator of the yen fund lending transaction in the financial market. The interest rate that is reasonably determined is applied as the base interest rate.

(3)	If the base interest rate is negative, the base interest rate is set to 0.

2.	Rate Period

The interest rate period shall be one month, and the applicable interest rate shall be reviewed every period in accordance with the preceding paragraph.

3.	Pre-deadline repayment

The Client cannot make a contracted purchase or repay the loan in advance. However, due to unavoidable circumstances, if a non-contracted internal payment or pre-deadline repayment is made with the consent of the bank, in addition to the interest until the prepayment date, the settlement specified in the next paragraph will be made immediately upon request of the Bank.

4.	Settlement

The amount of the settlement money shall be calculated according to the following formula. However, if the amount based on the formula is Manasu, no settlement money will be incurred.

Pre-deadline repayment amount × (Market interest rate of this loan － Market interest rate at the time of prepayment) × Remaining period (days) at the time of prepayment / 365 days

５.	Deadline profit loss

If the Client lost the deadline profit, the settlement amount calculated in the preceding paragraph shall be paid to the Bank as soon as the Bank requests it.